Exhibit (g)(2)

SCHEDULE II

to the

CUSTODY AGREEMENT

Dated July 16, 2009, amended as of April 11, 2016 between

each series of ADVISORSHARES TRUST listed herein on this Schedule II

and

THE BANK OF NEW YORK MELLON

AdvisorShares Trust Series:

WCM / BNY Mellon Focused Growth ADR ETF

Peritus High Yield ETF

Ranger Equity Bear ETF

Morgan Creek Global Tactical ETF

Madrona Domestic ETF

Madrona International ETF

Madrona Global Bond ETF

Meidell Tactical ETF

TrimTabs Float Shrink ETF

STAR Global Buy-Write ETF

QAM Equity Hedge ETF

Global Echo ETF

EquityPro ETF

Newfleet Multi-Sector Income ETF

Gartman Gold/Euro ETF

Gartman Gold/Yen ETF

Sage Core Reserves ETF

Treesdale Rising Rates ETF

YieldPro ETF

Market Adaptive Unconstrained Income ETF

Athena High Dividend ETF

Pacific Asset Enhanced Floating Rate ETF

Cornerstone Small Cap ETF